FOR IMMEDIATE RELEASE

Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com

Cedar Announces Sale of Additional Stock to RioCan

Port Washington, New York, February 2, 2010 - Cedar Shopping Centers, Inc. (“NYSE:CDR) announced today that as a result of its underwritten public offering of 7,500,000 shares of its common stock, RioCan Real Estate Investment Trust (TSX: REI.UN) has agreed to purchase 1,250,000 additional shares of common stock which, together with the 6,666,666 shares previously purchased by RioCan at $6.00 per share and the warrant to purchase an additional 1,428,570 at $7.00 per share, as previously announced, will result in an approximate 14.3% pro rata percentage ownership of Cedar shares on a fully diluted basis.  In connection with Cedar’s previously announced transaction with RioCan, subject to certain exceptions, RioCan contractually has the right to purchase its pro rata interest, up to approximately 14.6% of any new shares of common stock proposed to be sold by Cedar.  The purchase price for the shares is the same as the $6.60 per share net offering price in Cedar’s public offering, resulting in proceeds to Cedar of approximately $8.25 million.  The proceeds will be used to repay amounts outstanding under Cedar’s secured revolving credit facility for stabilized properties.

The shares being offered to RioCan have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

Statements made or incorporated by reference in this press release include certain "forward-looking statements".  Forward-looking statements include, without limitation, statements containing the words "anticipates", "believes", "expects", "intends", "future", and words of similar import which express the Company's beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company's control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company's market areas in particular; the financial viability of the Company's tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company's properties if offered for sale; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.